Exhibit 10.7

CONFIDENTIAL TREATMENT REQUESTED BY TAPIMMUNE, INC.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

LICENSE AND ASSIGNMENT AGREEMENT

This patent, know-how, materials license and IND assignment agreement (“Agreement”) is by and between Mayo Foundation for Medical Education and Research, a Minnesota charitable corporation, located at 200 First Street SW, Rochester, Minnesota 55905-0001 (“MAYO”), and TapImmune, Inc., a for-profit corporation, having a place of business at 50 North Laura Street, Suite 2500, Jacksonville, FL 32202 (“COMPANY”), each a “Party,” and collectively “Parties”.

WHEREAS, MAYO, the University of Washington (“UW”) and IDM Pharma, Inc. (“IDM” and all three together “COLLABORATORS”) have employees who are named inventors under the Patent Rights as defined herein and therefore share an interest in the Patent Rights.

WHEREAS (i) MAYO and the University of Washington and (ii) MAYO and IDM Pharma, Inc. have entered into separate agreements permitting MAYO to administer and commercialize the Patent Rights on behalf of the University of Washington and IDM Pharma, Inc.

WHEREAS, MAYO desires to make its intellectual property rights and the rights of the UW and IDM under the Patent Rights available for the development and commercialization of products, methods and processes for public use and benefit;

WHEREAS, COMPANY represents itself as being knowledgeable in developing and commercializing vaccine technology;

WHEREAS, MAYO and COMPANY entered into a Technology Option Agreement on May 25th, 2010 for the intellectual property rights to be licensed hereunder;

WHEREAS, COMPANY has exercised its option from MAYO; and

WHEREAS, MAYO is willing to grant and COMPANY is willing to accept license under such rights for the purpose of developing such technology.

NOW THEREFORE, in consideration of the foregoing and the terms and conditions set forth below, the Parties hereby agree as follows:

Article 1.00 - Definitions

For purposes of this Agreement, the terms defined in this Article will have the meaning specified and will be applicable both to the singular and plural forms:

CONFIDENTIAL TREATMENT REQUESTED BY TAPIMMUNE, INC.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.01 For MAYO, “Affiliate”: any corporation or other entity within the same “controlled group of corporations” as MAYO or its parent MAYO Clinic. For purposes of this definition, the term “controlled group of corporations” will have the same definition as Section 1563 of the Internal Revenue Code as of November 10, 1998, but will include corporations or other entities which if not a stock corporation, more than fifty percent (50%) of the board of directors or other governing body of such corporation or other entity is controlled by a corporation within the controlled group of corporations of MAYO or Mayo Clinic. MAYO’s Affiliates include, but are not limited to: Mayo Clinic; Mayo Collaborative Services, Inc.; Mayo Clinic Hospital, Rochester; Mayo Clinic Florida; Mayo Clinic Arizona; and its Mayo Clinic Health System entities.

For COMPANY, UW and IDM, “Affiliate”: any corporation or other entity that controls, is controlled by, or is under common control with, COMPANY. For purposes of this definition, “control” means ownership of: (a) at least fifty percent (50%) or the maximum percentage, if less than fifty percent (50%), as allowed by applicable law, of the outstanding voting securities of such entity; or (b) at least fifty percent (50%) of the decision-making authority of such entity.

1.02 “Change of Control”: (a) the acquisition of COMPANY by another person or entity by means of any transaction or series of related transactions (including any stock transfer or series of transfers, reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of COMPANY; or (b) a sale of all or substantially all of the assets of COMPANY to which this Agreement relates.

1.03 “Confidential Information”: all proprietary unpublished or nonpublic information or materials including, but not limited to, written, oral or virtually presented information and such items as electronic media products, trade secrets, financial information, equipment, databases and the like provided by one Party to the other under this Agreement, or which is observed by a Party while on the other Party’s premises. Confidential Information does not include any information or material that receiving party evidences is: (a) already known to the receiving party at the time of disclosure (other than from the disclosing party); (b) publicly known other than through acts or omissions of the receiving party; (c) disclosed to the receiving party by a third party who was not and is not under any obligation of confidentiality; or (d) independently developed by employees of the receiving party without knowledge of or access to the Confidential Information.

1.04 “Effective Date”: May 4th, 2016.

1.05 “Field”: Therapeutic use against breast, ovarian, lung and any other cancers that overexpress Her2/Neu antigens.

1.06 “Know-How”: research and development information, unpatented inventions, trade secrets, know-how and supportive information developed by Dr. Keith Knutson while at MAYO, which are related to the technology under the Patent Rights, controlled by MAYO as of the Effective Date to the extent it is necessary for the development or manufacture of a Licensed Product (MAYO files #2007-223).

CONFIDENTIAL TREATMENT REQUESTED BY TAPIMMUNE, INC.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.07 “Licensed Product”: Products or services that (i) in the absence of the Agreement, would infringe at least one Valid Claim or (ii) the development, manufacture or use incorporates or was derived from the Know-How or Materials provided to COMPANY by MAYO and/or its Affiliates.

1.08 “Materials”: Biological specimens, software or other tangible property including data and written information provided by MAYO to COMPANY including the trial data and analysis for Mayo Trial MC1136 listed in Exhibit 1.

1.09 “Net Sales”: the amount invoiced by COMPANY or, in the case of a permitted sublicense, a Sublicensee, for the sale or transfer of a Licensed Product to a third party, less documented: (a) sales, excise or use taxes shown on the face of the invoice, excluding value-added tax; (b) credits for defective or returned Licensed Products actually given; and (c) regular trade and discount allowances given. Leasing, lending, consigning or any other activity by means of which a non-affiliated third party acquires the right to possess or use a Licensed Product shall be deemed a transfer for the purpose of determining Net Sales. Net Sales on Licensed Products transferred as part of a non-cash exchange shall be calculated at the then-current customary sales price invoiced to third parties or fair market value if there are no current invoices to third parties. In the event that COMPANY transfers Licensed Products to an Affiliate, and the Affiliate retransfers the Licensed Product to third-party customers, the Net Sales shall be the price charged by the Affiliate to third-party customers, less documented allowable deductions actually taken. If such Affiliate does not transfer the Licensed Product to a third-party customer within one year, Net Sales shall be calculated to be the higher of (i) the price charged by the Licensee to the Affiliate, (ii) the average price charged by the licensee to third-party customers, or (iii) in the absence of sales to third-party customers, the fair market price for the Licensed Products.

Net Sales accrues with the first of delivery or invoice.

1.10 “Patent Rights”: U.S. provisional application 60/984,646, PCT/US2008/081799, U.S. patent application numbersl2/740,562 and 14/480,365, divisionals, continuations, and continuations-in-part (but only for subject matter supported pursuant to 35 U.S.C. §112 by the foregoing) therefrom, patents issuing thereon, re-examinations and re-issues thereof, as well as extensions and supplementary protection certificates and any foreign counterpart of any of the foregoing (MAYO file #2007-223).

1.11 “Sublicensee”: any third party or any Affiliate to whom COMPANY has conveyed rights or the forbearance of suit under the Patent Rights, Know-How or Material.

1.12 “Sublicense Income”: consideration in any form received by COMPANY from each Sublicensee, excluding amount paid by COMPANY to MAYO on Sublicensee’s Net Sales in Section 3.04 and milestone payments in Section 3.03. Sublicense Income shall include, (i) all

CONFIDENTIAL TREATMENT REQUESTED BY TAPIMMUNE, INC.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

fees, (ii) payments, (iii) equity, (iv) research and development funding in excess of COMPANY’s reasonable and documented costs of performing such research and development, and (v) any consideration received for an equity interest in, extension of credit to, or other investment in COMPANY, to the extent such consideration exceeds the fair market value as promptly determined by agreement of the Parties or by an independent appraiser mutually agreeable to the Parties.

1.13 “Term”: begins on the Effective Date and ends, subject to Article 10, upon COMPANY’s last obligation to make payments to MAYO under Articles 3 and 4.

1.14 “Territory”: worldwide.

1.15 “Valid Claim”: a claim within the Patent Rights that is in force and has not been held to

Article 2.00 - Grant of Rights

2.01 GRANT. Subject to the terms and conditions of this Agreement, MAYO grants to COMPANY: (a) an exclusive license with the right to sublicense, within the Field and Territory, under the Patent Rights to make, have made, use, offer for sale, sell, and import Licensed Products; and (b) a nonexclusive license, with the right to sublicense, within the Field and Territory, to use the Know-How and Materials to develop, make, have made, use, offer for sale, sell, and import Licensed Products.

Once MAYO receives the upfront payment of $300,000 in Section 3.01, MAYO will provide reasonable access to necessary personnel to transfer Know-How and Materials including the CT.Gov record transfer and associated clinical trial data each under IND #14749 (“IND”), but in no event shall MAYO be required to provide any Know-How or Materials in tangible form if it does not exist in tangible form as of the Effective Date, and in no event shall MAYO be required to provide more than four (4) hours of service for such access.

Once MAYO receives the initial upfront payment from COMPANY of $300,000 in Section 3.01, MAYO will assign IND # 14749 to Taplmmune along with the associated regulatory documents listed in Exhibit 1 under Section 1. Taplmmune will assume all regulatory reporting responsibility for this IND and any existing or future liabilities associated with it. COMPANY does agree to allow MAYO and its Affiliates the right to cross-reference IND #14749 for any MAYO clinical trials on Her2/Neu vaccine and the COMPANY will use reasonable efforts to provide assistance that may be needed for MAYO to cross-reference IND #14749.

2.02 RESERVATION OF RIGHTS. All rights herein are subject to: (a) the rights and obligations to and requirements of the U.S. government, if any have arisen or may arise, regarding the Patent Rights, including as set forth in 35 U.S.C. §§200 et al., 37 C.F.R. Part 401 et al. (“Bayh-Dole Act”); (b) MAYO’s and its Affiliates’ reserved, irrevocable right to practice and

CONFIDENTIAL TREATMENT REQUESTED BY TAPIMMUNE, INC.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

have practiced the Patent Rights in connection with MAYO’s and its Affiliates’ educational, research and clinical programs, including MAYO’s reference laboratory, Mayo Collaborative Services, Inc.; and (c) the University of Washington’s reserved, irrevocable right to practice and have practiced the Patent Rights in connection with the University of Washington’s and its affiliates’ educational, research and clinical programs . COMPANY agrees to comply with the provisions of the Bayh-Dole Act, including promptly providing to MAYO with information requested to enable MAYO to meet its compliance requirements and substantially manufacturing Licensed Product in the U.S.

2.03 NO OTHER RIGHTS GRANTED. This Agreement does not grant any right, title or interest in or to any tangible or intangible property right of MAYO or its Affiliates, including any improvements thereon, or to any Patent Rights, Know-How or Materials outside the Field that is not expressly stated in Section 2.01. All such rights, titles and interests are expressly reserved by MAYO and COMPANY agrees that in no event will this Agreement be construed as a sale, an assignment or an implied license by MAYO or its Affiliates to COMPANY of any such tangible or intangible property rights.

2.04 SUBLICENSES. Any sublicense by COMPANY shall be to a Sublicensee that agrees in writing to be bound by substantially the same terms and conditions as COMPANY herein, excluding financial terms and conditions, or such sublicense shall be null and void. Sublicenses granted hereunder shall not be transferable, including by further sublicensing, delegatable or assignable without the prior written approval of MAYO or such further sublicensing, delegation or assignation shall be null and void. COMPANY will provide MAYO with a copy of each sublicense agreement promptly after execution. COMPANY is responsible for the performance of all Sublicensees as if such performance were carried out by COMPANY itself, including the payment of any royalties or other payments provided for hereunder triggered by such Sublicense, regardless of whether the terms of any sublicense require that Sublicensee pay such amounts (such as in a fully paid-up license) to COMPANY or that such amounts be paid by the Sublicensee directly to MAYO. Each sublicense agreement shall name MAYO as a third party beneficiary and, unless MAYO has provided written consent, all rights of Sublicensees shall terminate when COMPANY’s rights terminate. COMPANY shall not grant any fully-paid up, royalty-free or exclusive sublicenses without MAYO’s prior written consent.

Article 3.00 - Royalties

3.01 UP-FRONT. COMPANY will make the following nonrefundable and noncreditable up-front license fee payments to MAYO totaling THREE HUNDRED THOUSAND DOLLARS (US $300,000) as partial consideration for entering into this agreement within thirty (30) days of the Effective Date of this Agreement. For avoidance of any doubt, failure of COMPANY to make any of the payments listed in this Section 3.01 on time is a material breach of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED BY TAPIMMUNE, INC.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

3.02 ANNUAL LICENSE MAINTENANCE FEE. During the Term of this Agreement, COMPANY will pay annual, nonrefundable and noncreditable license maintenance fees of ***** (US $*****) to MAYO beginning on the second (2nd) anniversary of the Effective Date and every anniversary thereafter (i) until royalties are due under Section 3.04 or (ii) unless COMPANY is making other payments to MAYO in such year pursuant to COMPANY’s obligation under Article 3.00.

3.03 MILESTONE FEES. COMPANY will pay the following nonrefundable and noncreditable milestone fees to MAYO for each Licensed Product developed by COMPANY it Affiliates or a Sublicensee within thirty (30) days of the achievement of the following events:

	EVENT	MILESTONE PAYMENT

1	Completion of a *successful phase II clinical trial for each Licensed Product and submission of a final report to the FDA	$US *****

2	Completion of a *successful phase III clinical trial for each Licensed Product and submission of a final report to the FDA	$US *****

3	Receipt of US regulatory approval for each Licensed Product	$US *****

4	Receipt of Canadian or European regulatory approval for each Licensed Product	$US *****

5	Achievement of annual worldwide Net Sales between $75-150 million	$US *****

6	Achievement of annual worldwide Net Sales between $150-500 million	$US *****

7	Achievement of annual worldwide Net Sales $500 million or greater	$US *****

8	Change in Control to another company with a market capitalization at the time of the Change in Control between $100-$750 million dollars	$US *****

9	Change in Control to another company with a market capitalization at the time of the Change in Control greater than $750 million dollars	$US *****

*	Success meaning the achievement of a primary or secondary endpoint or other success criteria defined in the protocol.

For avoidance of doubt, the annual period for milestone payments will be a calendar year.

There will be no Change of Control Milestones to another company with a market capitalization of under $100 million dollars.

CONFIDENTIAL TREATMENT REQUESTED BY TAPIMMUNE, INC.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

3.04 EARNED ROYALTIES. COMPANY shall pay MAYO a nonrefundable and noncreditable royalty of ***** percent (*****%) of the Net Sales of the Licensed Product sold by COMPANY, its Affiliates and/or its Sublicensees (“Earned Royalties”). The Earned Royalties are payable as described in Section 4.01. Licensed Products transferred to MAYO or its Affiliates are not considered transfers for purposes of determining Net Sales or for calculating Earned Royalties. No Earned Royalties are due MAYO on transfers to MAYO or MAYO Affiliates. Earned Royalties shall terminate on a Licensed Product-by-Licensed Product and country-by-country basis the latter of (i) first date when there is no longer a Valid Claim covering such Licensed Product in the country where such Product is made or sold; or (ii) ten (10) years from the first commercial sale in a country when a Licensed Product is not covered by a Valid Claim in that country.

3.05 MINIMUM ROYALTIES. Beginning in the calendar year following the first commercial sale of a Licensed Product and continuing through the Tenn., COMPANY shall pay MAYO an annual minimum royalty (“Annual Minimum Royalty”) of ***** (US$*****) if the royalties otherwise due from the Net Sales of Licensed Products falls below this amount. If in any calendar year during the COMPANY’s obligation to make a minimum royalty payment the aggregate amount of the Earned Royalty payments made during such year is less than the applicable Annual Minimum Royalty for such year (a “Shortfall”), then COMPANY shall make an additional payment to MAYO in the amount of the Shortfall together with the second half-year Earned Royalty payment for such year.

3.06 ROYALTY STACKING. If COMPANY is a party to a license agreement with any third party, which license is required for the manufacture, use and/or sale of a Licensed Product and the total royalty due such third party and MAYO (to be paid by COMPANY) exceeds ***** (*****%) percent of Net Sales on a Licensed Product-by-Licensed Product and country-by-country basis, COMPANY may reduce the royalty rate applicable hereunder on such Licensed Product by 0.5% for each 1% of the royalty rate payable to such third party until such time that the total royalty obligation to all parties on such Licensed Product is ***** (*****%) or less; provided, however, that in no event will the Earned Royalties otherwise due to MAYO be reduced to less than ***** (*****%) percent. If such other license(s) include(s) a royalty stacking provision of like intent to this Section, the royalty rate reduction provided for in this Section 3.06 would be calculated as if such provision in such other license were absent. COMPANY agrees to notify MAYO immediately if COMPANY enters into any additional license(s) with a third party or parties that would affect the Earned Royalty amount received by MAYO.

For avoidance of any doubt, any royalties or other payments that the COMPANY may make to AYER or any other party for COMPANY’s acquisition of AYER’s rights under AYER’s existing option agreement with MAYO to take a license to Patent Rights, Know-How and Materials shall not be subject to the royalty stacking provisions under this Section 3.06.

CONFIDENTIAL TREATMENT REQUESTED BY TAPIMMUNE, INC.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

3.07 SUBLICENSE INCOME ROYALTY. COMPANY will make nonrefundable and noncreditable payments to MAYO of: (i) *****percent (*****%) percent of Sublicense Income received by COMPANY resulting from sublicenses granted to Sublicensees prior to the completion of a phase II trial and (ii) ***** percent (*****%) of Sublicense Income received by the COMPANY resulting from sublicenses granted to Sublicensees after the completion of a phase II trial. The Sublicense Income is payable as described in Section 4.01.

3.08 BEST PRICE. Subject to any marketing agreement(s) between COMPANY and its marketing partner(s) and Sublicensees, MAYO may, at its sole option, purchase the Licensed Product from COMPANY or a Sublicensee for use within MAYO’s and its Affiliates’ educational, research and clinical programs in any quantity at the prior year’s best net price offered by the COMPANY to any end user. The prior year’s best net price will be determined on each January 1” and reported to MAYO in its Feb 1St reports due under Section 4.01 and will apply for the entire forthcoming calendar year (January 1 - December 31). COMPANY will report such sales to MAYO as part of the royalty report described in Section 4.01.

3.09 TAXES. COMPANY is responsible for all taxes, duties, import duties, assessments and other governmental charges, however designated, which are now or hereafter imposed by any authority on COMPANY: (a) by reason of the performance by MAYO of its obligations under this Agreement, or the payment of any amounts by COMPANY to MAYO under this Agreement; (b) based on the Patent Rights; or (c) related to use, sale or importation of the Licensed Product. Any withholding taxes that COMPANY is required by law to withhold on remittance of the royalty payments shall be paid forthwith to MAYO in an amount which shall result in the net amount being received by MAYO being equal to the amount which would have been received by MAYO had no such deduction or withholding been made. If necessary, COMPANY will obtain, or assist MAYO in obtaining, any tax reduction (including avoidance of double taxation), tax refund or tax exemption available to MAYO by treaty or otherwise.

3.10 U.S. CURRENCY. All payments to MAYO under this Agreement will be made by draft drawn on a U.S. bank, and payable in U.S. dollars. In the event that conversion from foreign currency is required in calculating a payment under this Agreement, the exchange rate used shall be the Interbank rate quoted by US Bank at the end of the last business day of the quarter in which the payment accrued.

3.11 OVERDUE PAYMENTS. If overdue, the payments due under this Agreement shall bear interest until paid at a per annum rate of two percent (2%) above the prime rate in effect at US Bank on the due date. MAYO shall be entitled to recover, in addition to all other remedies, reasonable attorneys’ fees and costs related to the administration or enforcement of this Agreement, including collection of payments, following COMPANY’s such failure to pay. The acceptance of any payment, including such interest, shall not foreclose MAYO from exercising any other right or seeking any other remedy that it may have as a consequence of the failure of COMPANY to make any payment when due.

CONFIDENTIAL TREATMENT REQUESTED BY TAPIMMUNE, INC.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Article 4.00 - Accounting and Reports

4.01 REPORTS AND PAYMENT. COMPANY will deliver to MAYO on or before the following dates: 1 February and 1 August, a written report setting forth a full accounting showing how any amounts due to MAYO for the preceding calendar half-year have been calculated as provided in this Agreement, including an accounting of total Net Sales with a reporting of any applicable foreign exchange rates, deductions, allowances, and charges and any payments due from Sublicensees. Each report will include product names, part numbers and quantity sold for each country in which the Licensed Product was sold. Furthermore, the report will include detailed information about Licensed Products sold to MAYO or MAYO Affiliates at cost, pursuant to Section 3.08. If no Licensed Product transfers have occurred and no other amounts are due to MAYO, COMPANY will submit a report so stating. Each such report will be accompanied by the payment of all amounts due for such calendar half-year.

4.02 ACCOUNTING. COMPANY will, throughout the Term, keep complete, continuous, true and accurate books of accounts and records sufficient to support and verify the calculation of Net Sales, all royalties and any other amount believed due and payable to MAYO under this Agreement. Such books and records will be open at all reasonable times for inspection by a representative of MAYO for audit and verification of royalty statements or of compliance with other aspects of this Agreement. The MAYO representative will treat as confidential all relevant matters and will be a person or firm reasonably acceptable to COMPANY. In the event such audit reveals an underpayment by COMPANY, COMPANY will within thirty (30) days pay the royalty due in excess of the royalty actually paid. In the event the audit reveals an underpayment by COMPANY of more than ***** percent (*****%) of the amount due, COMPANY will pay interest on the royalty due in excess of the royalty actually paid at the highest rate then permitted by law. In either event, COMPANY will pay all of MAYO’s costs in conducting the audit.

Article 5.00 - Diligence

5.01 DILIGENCE. COMPANY, its Affiliate or a Sublicensee shall diligently develop the technology under the Patent Rights to bring Licensed Products to market.

5.02 DILIGENCE MILESTONES. COMPANY understands that such diligence by COMPANY is essential for MAYO to realize it value from the commercialization of the Patent Rights. Hence, COMPANY, its Affiliate or a Sublicensee shall, during the Term, use best efforts to achieve the diligence events described in this Section 5.02.

DILIGENCE EVENT

Initiate a Phase II clinical trial for a Licensed Product prior to the 2nd anniversary of the Agreement and, once initiated, keep current on all COMPANY phase II funding obligations.

Initiate a Phase IIB or III clinical trial for a Licensed Product prior to the 5th anniversary of the Agreement

CONFIDENTIAL TREATMENT REQUESTED BY TAPIMMUNE, INC.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

If COMPANY fails to meet one of the diligence events, then MAYO may elect to terminate the License Agreement upon ninety (90) days’ prior written notice, in which case all licensed right in the Agreement will revert to MAYO, unless MAYO and COMPANY agree in writing to amend or modify the diligence events in connection with COMPANY’s demonstration to MAYO of its bona fide intention to commercialize a Licensed Product through COMPANY’s delivery to MAYO of a reasonable action plan to achieve the diligence event, its payment to MAYO of a mutually agreed amount, or otherwise. Notwithstanding the foregoing, COMPANY shall not be responsible for the failure to meet the diligence event stated in this section if the inability of COMPANY to do so results from scientific non-performance of a Licensed Product to achieve a primary endpoint. In any such case of non-performance, COMPANY shall promptly inform MAYO of such situation and Mayo will terminate the licenses granted in the Agreement unless COMPANY can reasonably demonstrate that it can rectify the situation within one hundred and eighty (180) days.

Article 6.00 - Intellectual Property Management

6.01 REIMBURSEMENT AND CONTROL. COMPANY will have the first right to prepare, file, prosecute abandon, or otherwise handle the Patent Rights with prior advice and comment from MAYO. COMPANY shall pay all costs and expenses associated with the filing, prosecution and maintenance of the Patent Rights, whether arising before or during the Term. COMPANY shall pay for costs and expenses associated with the Patent Rights incurred by MAYO prior to the Effective Date within ninety (90) days of receiving an invoice from MAYO. In the event that the COMPANY decides to abandon certain patents within the Patent Rights, COMPANY shall so inform MAYO within at least sixty (60) days of taking the action or failing to act, which would cause such abandonment of rights. Should MAYO choose to continue the prosecution or maintenance of the said patents(s) within the Patent Rights, MAYO shall pay the cost of such activity, and the license to the COMPANY for the said patent(s) within the Patent Rights shall terminate. MAYO shall have sole control over the protection, defense, enforcement, maintenance, abandonment and other handling of the Know-How and Materials. MAYO will have no liability to COMPANY for any act or omission in the preparation, filing, prosecution, maintenance, abandonment, or other handling of the Patent Rights, Know-How and Materials.

6.02 ENFORCEMENT. If either Party becomes aware of a third party infringement of any unexpired claim within the Patent Rights, that Party will promptly notify the other Party with written notice. COMPANY shall have the first right, but not the obligation, to prosecute in its own name and at its own expense any infringement of the Patent Rights. If COMPANY elects to commence an infringement action, COMPANY shall bear all expenses related to such action and, MAYO at its option, may join as a party to such action. Regardless of whether MAYO joins as a party, COMPANY shall control such action, and MAYO shall, within reason, cooperate fully with COMPANY in connection with any such action provided any reasonable out-of-pocket expense incurred by MAYO in providing such cooperation will be paid by COMPANY. Recoveries or reimbursements from infringement actions commenced by COMPANY shall be

CONFIDENTIAL TREATMENT REQUESTED BY TAPIMMUNE, INC.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

distributed as follow: (i) the Parties shall be reimbursed litigation expenses, including but not limited to reasonable attorneys’ fees; (ii) as to ordinary damages, COMPANY shall receive an amount equal to its lost profits or a reasonable royalty on the sales of the infringer’s product (whichever measure of damages the court shall have applied) and shall be included towards Net Sales calculations for royalty determination for payment to MAYO; and (iii) any remaining recoveries or reimbursements shall be paid ***** percent (*****%) to COMPANY and ***** percent (*****%) to MAYO. If COMPANY decides not to prosecute infringement of any Patent Rights, MAYO reserves the right, without obligation, to prosecute such infringement, in which roles and returns stated above in this paragraph shall be reversed. For avoidance of doubt regarding returns resulting from MAYO prosecution, recoveries or reimbursements from infringement actions commenced by MAYO shall be distributed as follow: (i) the Parties shall be reimbursed litigation expenses, including but not limited to reasonable attorneys’ fees; (ii) as to ordinary damages, MAYO shall receive an amount equal to COMPANY’s lost profits or a reasonable royalty on the sales of the infringer’s product (whichever measure of damages the court shall have applied) and MAYO will apply the applicable Earned Royalty rate under Section 3.04 to the distribution received by MAYO and provide that calculated amount to the COMPANY; and (iii) any remaining recoveries or reimbursements shall be paid ***** percent (*****%) to MAYO and ***** percent (*****%) to COMPANY.

6.03 PATENT TERM EXTENSION. COMPANY shall consult with MAYO in selecting the patent covering each Licensed Product for patent term extension for or supplementary protection certificate under in accordance with the applicable laws of any country. Each Party agrees to execute any documents and to take any additional actions as the other Party may reasonably request in connection therewith.

6.04 PATENT MARKING. To the extent commercially feasible, COMPANY will mark all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent within the Patent Rights that cover such Licensed Product(s). Any such marking will be in conformance with the patent laws and other laws of the country of manufacture or sale.

6.05 DEFENSE. MAYO will have the first right, but not the obligation, to take any measures deemed appropriate by MAYO, regarding (a) challenges to the Patent Rights (including interferences in the U.S. Patent and Trademark Office and oppositions in foreign jurisdictions) and (b) defense of the Patent Rights (including declaratory judgment actions), Know-How or Materials. COMPANY shall reasonably cooperate in any such measures if requested to do so by MAYO.

6.06 THIRD PARTY LITIGATION. In the event a third party institutes a suit against COMPANY for patent infringement involving a Licensed Product, COMPANY will promptly inform MAYO and keep MAYO regularly informed of the proceedings. COMPANY agrees to indemnify, defend and hold harmless MAYO for any claims, demands or law suits related thereto.

CONFIDENTIAL TREATMENT REQUESTED BY TAPIMMUNE, INC.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Article 7.00 - Use of Name

7.01 USE OF NAME AND LOGO. Neither Party will use for publicity, promotion or otherwise, any logo, name, trade name, service mark or trademark of the other Party or the University of Washington’s without the other Parties prior, written, express consent or, in the case of the use of University of Washington’s logo, name, trade name, service mark or trademark, prior, written, express consent of the University of Washington. COMPANY will not use for publicity, promotion or otherwise, any logo, name, trade name, service mark or trademark of MAYO or its Affiliates, including, but not limited to, the terms “MAYO®,” “MAYO Clinic®” and the triple shield MAYO logo, or any simulation, abbreviation or adaptation of the same, or the name of any MAYO employee or agent, without MAYO’s prior, written, express consent. Either Party may withhold such consent in its absolute discretion.

With regard to the use of MAYO’s name, all requests for approval pursuant to this Section must be submitted to the MAYO Clinic Public Affairs Business Relations Group, at the following e-mail address: PublicAffairsBR@MAYO.edu at least five (5) business days prior to the date on which a response is needed.

Article 8.00 - Confidentiality

8.01 TREATMENT OF CONFIDENTIAL INFORMATION. Except as provided for in Section 8.02, neither Party will disclose, use or otherwise make available the other’s Confidential Information during the Term and for three (3) years thereafter and will use the same degree of care it employs to protect its own confidential information.

8.02 RIGHT TO DISCLOSE.

(a)	To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, COMPANY may disclose Confidential Information of MAYO to its Sublicensees, consultants, and outside contractors on the condition that each such entity agrees to obligations of confidentiality and non-use at least as stringent as those therein.

(b)	To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, MAYO may disclose Confidential Information of COMPANY to its consultants and outside contractors on the condition that each such entity agrees to obligations of confidentiality and non-use at least as stringent as those therein.

(c)

If a Party is required by law, regulation or court order to disclose any of the Confidential Information, it will have the right to do so, provided it: (i) promptly notifies the disclosing party; and (ii) reasonably assists the

CONFIDENTIAL TREATMENT REQUESTED BY TAPIMMUNE, INC.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

disclosing party to obtain a protective order or other remedy of disclosing party’s election and at disclosing party’s expense, and only disclose the minimum amount necessary to satisfy such obligation.

8.03 CONFIDENTIALITY OF AGREEMENTS. Except as otherwise required by law, the specific terms and conditions of this Agreement shall be Confidential Information but the existence and Field of this Agreement will not be Confidential Information and the Parties may state that COMPANY is licensed under the Patent Rights.

Article 9.00 - Warranties, Representations, Disclaimers and Indemnification

9.01 REPRESENTATIONS AND WARRANTIES OF COMPANY. COMPANY warrants and represents to MAYO that:

(a)	it is experienced in the development, production, quality control, service, manufacture, marketing and sales of products similar to the subject matter of the Patent Rights, and that it will commit itself to a thorough, vigorous and diligent program of developing and marketing the Licensed Products;

(b)	it has independently evaluated the Patent Rights, Know-How, and Materials and Confidential Information, if any, their applicability or utility in COMPANY’s activities, is entering into this Agreement on the basis of its own evaluation and not in reliance of any representation by MAYO, and assumes all risk and liability in connection with such determination;

(c)	it now maintains and will continue to maintain throughout the Term and beyond insurance coverage as set forth in Section 9.03 and that such insurance coverage sufficiently covers the MAYO Indemnitees;

(d)	the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this binding Agreement;

(e)	it shall comply and require its Sublicensees to comply with all applicable international, national and state laws, ordinances and regulations in its performance under this Agreement; and

(f)	its rights and obligations under this Agreement do not conflict with any contractual obligation or court or administrative order by which it is bound.

CONFIDENTIAL TREATMENT REQUESTED BY TAPIMMUNE, INC.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

9.02 DISCLAIMERS.

(a)	COLLABORATORS HAVE NOT MADE AND DO NOT MAKE ANY PROMISES, COVENANTS, GUARANTEES, REPRESENTATIONS OR WARRANTIES OF ANY NATURE, DIRECTLY OR INDIRECTLY, EXPRESS, STATUTORY OR IMPLIED, INCLUDING WITHOUT LIMITATION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, DURABILITY, CONDITION, QUALITY OR ANY OTHER CHARACTERISTIC OF THE PATENT RIGHTS, KNOW-HOW, MATERIALS, IND, OR CONFIDENTIAL INFORMATION.

(b)	PATENT RIGHTS, KNOW-HOW, MATERIALS , IND, AND CONFIDENTIAL INFORMATION ARE PROVIDED “AS IS,” “WITH ALL FAULTS” AND “WITH ALL DEFECTS,” AND COMPANY EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST COLLABORATORS FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE, REPRESENTATION OR WARRANTY OF ANY KIND RELATING TO THE PATENT RIGHTS, KNOW-HOW, MATERIALS, IND OR CONFIDENTIAL INFORMATION. COLLABORATORS EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE OR TRADE PRACTICE, WITH RESPECT TO: THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE PATENT RIGHTS, KNOW-HOW, MATERIALS, IND AND CONFIDENTIAL INFORMATION; THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION; OR THAT THE USE, SALE, OFFER FOR SALE OR IMPORTATION OF THE LICENSED PRODUCT WILL NOT INFRINGE OTHER INTELLECTUAL PROPERTY RIGHTS. NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS AN OBLIGATION FOR MAYO TO BRING, PROSECUTE OR DEFEND ACTIONS REGARDING THE PATENT RIGHTS, KNOW-HOW, MATERIALS, IND AND CONFIDENTIAL INFORMATION.

(c)

COMPANY AGREES THAT COLLABORATORS AND THEIR AFFILIATES WILL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY OR ARISING OUT OF ANY ASSIGNMENTS OR RIGHTS GRANTED OR PERFORMANCE MADE UNDER THIS AGREEMENT, WHETHER TO OR BY COMPANY, SUBLICENSEE OR A THIRD PARTY. IN NO EVENT WILL COLLABORATOR’S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSSES OR DAMAGES, EVEN IF COLLABORATORS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR EXCEED THE

CONFIDENTIAL TREATMENT REQUESTED BY TAPIMMUNE, INC.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

TOTAL AMOUNT OF ROYALTIES THAT HAVE ACTUALLY BEEN PAID TO MAYO BY COMPANY AS OF THE DATE OF FILING AN ACTION AGAINST A COLLABORATOR OR COLLABORATORS THAT RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES TO COMPANY.

9.03 INDEMNIFICATION AND INSURANCE.

(a)	COMPANY will defend, indemnify and hold harmless COLLABORATORS, COLLABORATORS’ Affiliates and their respective trustees, officers, agents, independent contractors and employees (“COLLABORATORS Indemnitees”) from any and all claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including attorneys’ fees, court costs and other expenses of litigation), regardless of the legal theory asserted, arising out of or connected with: (i) the practice or exercise of any rights and assignments granted hereunder by or on behalf of COMPANY or any Sublicensee; (ii) research, development, design, manufacture, distribution, use, sale, importation, exportation or other disposition of Licensed Products; and (iii) any act or omission of COMPANY or any Sublicensee hereunder, including the negligence or willful misconduct thereof. COLLABORATORS and COLLABORATORS’ Affiliates shall have no obligation to indemnify COMPANY hereunder.

(b)	The Parties agree that this indemnity should be construed and applied in favor of maximum indemnification of COLLABORATORS’ Indemnitees.

(c)	COMPANY will continuously carry occurrence-based liability insurance, including products liability and contractual liability, in an amount and for a time period sufficient to cover the liability assumed by COMPANY hereunder during the Term and after, such amount being at least FIVE MILLION (US $5,000,000). In addition, such policy will name COLLABORATORS and COLLABORATORS’ Affiliates as additional-named insureds. The minimum limits of any insurance coverage required herein shall not limit COMPANY’s liability.

(d)	COMPANY expressly waives any right of subrogation that it may have against COLLABORATORS Indemnitees resulting from any claim, demand, liability, judgment, settlement, costs, fees (including attorneys’ fees) and expenses for which COMPANY is obligated to indemnify, defend and hold COLLABORATORS’ Indemnitees harmless under this Agreement.

CONFIDENTIAL TREATMENT REQUESTED BY TAPIMMUNE, INC.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

9.04 PROHIBITION AGAINST INCONSISTENT STATEMENTS. COMPANY shall not make any statements, representations or warranties, or accept any liabilities or responsibilities whatsoever that are inconsistent with any disclaimer or limitation included in this section or any other provision of this Agreement. COMPANY shall not settle any matter that will incur liability for MAYO or require MAYO to make any admission of liability without MAYO’s prior written consent.

Article 10.00 - Term and Termination

10.01 TERM. This Agreement will expire at the end of the Term. After expiration of this Agreement, COMPANY shall have a fully-paid up license.

10.02 TERMINATION FOR BREACH OR LACK OF DILIGENCE. If COMPANY commits a material breach of this Agreement, including without limitation, the failure to make any required royalty or fee payments hereunder, MAYO will notify COMPANY in writing of such breach and COMPANY will have thirty (30) days after such notice to cure such breach to MAYO’s satisfaction. If COMPANY fails to cure such breach, MAYO may, at its sole option, convert any or all exclusive licenses granted hereunder to non-exclusive licenses, or terminate this Agreement in whole or in part by sending COMPANY written notice of termination. MAYO may, at its sole option, terminate this Agreement if a sale of a Licensed Product has not occurred within ten (10) years of the Effective Date unless the Parties agree in writing to amend the Agreement to extend this deadline.

10.03 TERMINATION FOR SUIT. MAYO does not license entities that bring suit against MAYO or its Affiliates and as such, MAYO may immediately terminate this Agreement if COMPANY or any Sublicensee directly or indirectly brings any action or proceeding against MAYO or its Affiliates, except for an uncured material breach of this Agreement by MAYO.

10.04 INSOLVENCY OF COMPANY. This Agreement terminates immediately without an obligation of notice of termination to COMPANY in the event COMPANY ceases conducting business in the normal course, becomes insolvent or bankrupt, makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts as they are due, permits the appointment of a receiver for its business or assets or avails itself of or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors.

10.05 COMPANY’s RIGHTS TO TERMINATE. COMPANY may terminate the Agreement any time by providing written notice to MAYO and the provisions in Section 10.06 shall immediately apply.

10.06 SURVIVAL. The termination or expiration of this Agreement does not relieve either Party of its rights and obligations that have previously accrued. After the Term, all license rights granted immediately revert to MAYO. All Confidential Information of a Party shall be returned or destruction certified, at the disclosing party’s election. All tangible Know-How and

CONFIDENTIAL TREATMENT REQUESTED BY TAPIMMUNE, INC.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Materials provided by MAYO to the COMPANY shall be returned or destruction certified, as directed by MAYO. MAYO shall have the right but not an obligation to have COMPANY reassign the IND and the associated regulatory files back to MAYO. Rights and obligations that by their nature prescribe continuing rights and obligations shall survive the termination or expiration of this Agreement including Sections 4.02 (Accounting), 9.03(Indemnification and Insurance), 10.6(Survival) and Articles 7 (Name Use), 8 (Confidentiality) and 11 (General Provisions). COMPANY, on behalf of itself and its Sublicensees, shall provide an accounting for and pay, within thirty (30) days of termination or expiration, all amounts due hereunder.

Article 11.00 - General Provisions

11.01 AMENDMENTS. This Agreement may not be amended or modified except by a writing signed by both Parties and identified as an amendment to this Agreement.

11.02 CONSTRUCTION. Each Party acknowledges that it was provided an opportunity to seek advice of counsel and as such this Agreement shall not be construed for or against either Party.

11.03 ENTIRE AGREEMENT. This Agreement constitutes the final, complete and exclusive agreement between the Parties with respect to its subject matter and supersedes all past and contemporaneous agreements, promises, and understandings, whether oral or written, between the Parties.

11.04 EXPORT CONTROL. The Parties agree not to use or otherwise export or re-export anything exchanged or transferred between them pursuant to this agreement except as authorized by United States law and the laws of the jurisdiction in which it was obtained. In particular, but without limitation, items exchanged may not be exported or re-exported (a) into any U.S. embargoed countries or (b) to anyone on the U.S. Treasury Department’s list of Specially Designated Nationals or the U.S. Department of Commerce Denied Person’s List or Entity List. By entering into this Agreement, each Party represents and warrants that they are not located in any such country or on any such list. Each Party also agrees that they will not use any item exchanged for any purposes prohibited by United States law, including, without limitation, the development, design, manufacture or production of missiles, or nuclear, chemical or biological weapons. In the event either Party becomes aware of any suspected violations of this paragraph that Party will promptly inform the other Party of such suspected violation, and cooperate with one another in any subsequent investigation and defense, be they civil or criminal.

11.05 GOVERNING LAW AND JURISDICTION. This Agreement is made and performed in Minnesota. The terms and conditions of this Agreement, as well as all disputes arising under or relating to this Agreement, shall be governed by Minnesota law, specifically excluding its choice-of-law principles, except that the interpretation, validity and enforceability of the Patent Rights will be governed by the patent laws of the country in which the patent

CONFIDENTIAL TREATMENT REQUESTED BY TAPIMMUNE, INC.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

application is pending or issued. This is not an Agreement for the sale of goods and as such Article 2 of the Uniform Commercial Code as enacted in Minnesota does not apply. The exclusive fora for the foregoing are the State or District Court of Olmsted County, Minnesota, unless such action cannot by law be brought in such forum, in which case the venue required by law shall govern. COMPANY agrees unconditionally that it is personally subject to the jurisdiction of such courts.

11.06 HEADINGS. The headings of articles and sections used in this document are for convenience of reference only.

11.07 INDEPENDENT CONTRACTORS. It is mutually understood and agreed that the relationship between the Parties is that of independent contractors. Neither Party is the agent, employee, or servant of the other. Except as specifically set forth herein, neither Party shall have nor exercise any control or direction over the methods by which the other Party performs work or obligations under this Agreement. Further, nothing in this Agreement is intended to create any partnership, joint venture, lease or equity relationship, expressly or by implication, between the Parties.

11.08 INDUCEMENT OF REFERRALS. It is not the purpose of this Agreement or the intent of the Parties to induce or encourage the referral of patients, and there is no requirement under this Agreement or under any other Agreement between the Parties that COMPANY or its staff refer patients to MAYO for products or services. No payment made under this Agreement is made in return for the referral of patients, or is made in return for the purchasing, leasing, or ordering of any products or services.

11.09 LIMITATION OF RIGHTS CREATED. This Agreement is personal to the Parties and shall be binding on and inure to the sole benefit of the Parties and their permitted successors and assigns and shall not be construed as conferring any rights to any third party. Specifically, no interests are intended to be created for any customer, patient, research subjects, or other persons (or their relatives, heirs, dependents, or personal representatives) by or upon whom the Licensed Products may be used.

11.10 NO ASSIGNMENT. Neither Party may assign its rights hereunder to any third party without the prior written consent of the other Party; provided, that a Party may assign its rights without the prior written consent of the other Party to any affiliate or other entity that controls, is controlled by or is under common control with such Party. Any purported assignment in violation of this clause is void. Such written consent, if given, shall not in any manner relieve the assignor from liability for the performance of this Agreement by its assignee.

11.11 NOTICES. All notices and other business communications between the Parties related to this Agreement shall be in writing, sent by certified mail, addressed as follows:

To MAYO:	Mayo Foundation for Medical Education and Research
Mayo Clinic Ventures - BB4

CONFIDENTIAL TREATMENT REQUESTED BY TAPIMMUNE, INC.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

200 First Street SW
Rochester, Minnesota 55905-0001
Attn: Ventures Operations, Leif Nelson
Phone: (507)293-3900
Facsimile: (507) 284-5410
Email: MayoClinicVentures@mayo.edu
Fed Tax ID: 41-1506440

To COMPANY:	Taplmmune Inc.
50 North Laura Street, Suite 2500
Jacksonville, FL 32202
Phone: (904) 516-5436
Email: gwilson@tapimmune.com

Notices sent by certified mail shall be deemed delivered on the third day following the date of mailing. Either Party may change its address or facsimile number by giving written notice in compliance with this section.

11.12 REGISTRATION OF LICENSES. COMPANY will register and give required notice concerning this Agreement, at its expense, in each country in the Territory where an obligation under law exists to so register or give notice.

11.13 SEVERABILITY. In the event any provision of this Agreement is held to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect as if the invalid or unenforceable provision had never been a part of the Agreement.

11.14 WAIVER. The failure of either Party to complain of any default by the other Party or to enforce any of such Party’s rights, no matter how long such failure may continue, will not constitute a waiver of the Party’s rights under this Agreement. The waiver by either Party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision. No part of this Agreement may be waived except by the further written agreement of the Parties.

CONFIDENTIAL TREATMENT REQUESTED BY TAPIMMUNE, INC.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

This Agreement may be executed in any number of counterparts which, when taken together, will constitute an original, and photocopy, facsimile, electronic or other copies shall have the same effect for all purposes as an ink-signed original. Each Party hereto consents to be bound by photocopy or facsimile signatures of such Party’s representative hereto.

MAYO FOUNDATION FOR MEDICAL		COMPANY
EDUCATION AND RESEARCH

By	/s/ Daniel D. Estes	By	/s/ Glynn Wilson
	Name: Daniel D. Estes		Name: Glynn Wilson, Ph.D.
	Title: Assistant Treasurer		Title: CEO

Date: May 19, 2016		Date: April 16, 2016

CONFIDENTIAL TREATMENT REQUESTED BY TAPIMMUNE, INC.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

EXHIBIT 1

1.	Regulatory Documentation to be assigned by MOYO to COMPANY:

•	IND #14749 documentation, IND amendments and FDA communications

•	Clinical regulatory documentation for May Trial MC1136

•	Results of ongoing stability studies conducted during the course of Mayo Trial MC1136

2.	Trial Data and analysis for Mayo Trial MC1015 to be licensed as Material:

•	Annotated eCRF

•	Clinical and research laboratory datasets in appropriate format such as SAS or excel

•	Final set of listings, tables, graphs and figures as developed by statistician for analysis of the data

•	Programs in SAS as developed by statistician for analysis of the data

•	Draft or final manuscript (with tables and figures) for publication of results by Mayo Clinic (article, or poster)